EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-87044 of Red Robin Gourmet Burgers, Inc. on Form S-1 of our report dated February 19, 2002, except for the third and fourth paragraphs of note 15, as to which the date is April 26, 2002, and the fifth paragraph of Note 15, as to which the date is June 4, 2002, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Denver, Colorado
June 7, 2002